Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DG FASTCHANNEL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3140772
(State of Incorporation)	(I.R.S. Employer Identification No.)

750 W. John Carpenter Freeway, Suite 700

Irving, Texas 75039

(Address of Principal Executive Offices including Zip Code)

MEDIAMIND TECHNOLOGIES INC. 2007 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Omar A. Choucair

Chief Financial Officer

DG FastChannel, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(972) 581-2000

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copy to:

William P. O’Neill

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Tel: (202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Amount of Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, to be issued under the MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan	1,200,000	(2)	$23.22	(3)	$27,864,000	$3,235.01

(1)          This registration statement shall also cover any additional shares of common stock, par value $0.001 per share, of DG FastChannel, Inc. (“Common Stock”) which become issuable under the MediaMind Technologies Inc. 2007 Stock Option Plan and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)          Represents the maximum number of shares of Common Stock subject to options outstanding under the Plan.  Options outstanding under the Plan were assumed by the Registrant on July 26, 2011 pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2011, by and among the Registrant, DG Acquisition Corp. VII, a wholly owned subsidiary of the Registrant, and MediaMind Technologies Inc. (“MediaMind”).

(3)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).  The price of $23.22 per share represents the maximum exercise price for such outstanding options.

EXPLANATORY NOTE

DG FastChannel, Inc. (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of Common Stock issuable pursuant to the Plan.  On July 26, 2011, the Registrant acquired MediaMind pursuant to the Merger Agreement.  In connection with the acquisition, the Registrant assumed the Plan and all the options then outstanding under the Plan, which options were converted into options to purchase shares of Common Stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act.  The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                                  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 1, 2011, as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on May 2, 2011, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011;

(c)                                  The Registrant’s Current Reports on Form 8-K filed with the Commission on March 22, 2011, April 1, 2011, April 7, 2011, May 5, 2011, June 16, 2011, June 20, 2011, July 5, 2011, July 29, 2011, and August 8, 2011 and

(d)                                 The Registrant’s Registration Statement on Form 8-A filed with the Commission on January 26, 1996, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock, including any amendment or report filed for purposes of updating such description.

All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney is contained on the signature page.

99.1	MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan.

Item 9.  Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Insofar as indemnification for liabilities arising under the 1934 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, Texas, on August 8, 2011.

DG FASTCHANNEL, INC.

By:	/s/ Omar A. Choucair
Name: Omar A. Choucair
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott K. Ginsburg and Omar A. Choucair, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott K. Ginsburg	Chairman of the Board and Chief Executive Officer	August 8, 2011
(Scott K. Ginsburg)	(Principal Executive Officer)

/s/ Neil H. Nguyen	Director and Chief Operating Officer	August 8, 2011
(Neil H. Nguyen)

/s/ Omar A. Choucair	Director and Chief Financial Officer
(Omar A. Choucair)	(Principal Financial Officer and Principal Accounting Officer)	August 8, 2011

/s/ William Donner	Director	August 8, 2011
(William Donner)

/s/ Lisa C. Gallagher	Director	August 8, 2011
(Lisa C. Gallagher)

/s/ Kevin C. Howe	Director	August 8, 2011
(Kevin C. Howe)

/s/ David M. Kantor	Director	August 8, 2011
(David M. Kantor)

/s/ Cecil H. Moore	Director	August 8, 2011
(Cecil H. Moore)

/s/ John R. Harris	Director	August 8, 2011
(John R. Harris)

/s/ Jeffrey A. Rich	Director	August 8, 2011
(Jeffrey A. Rich)

INDEX TO EXHIBITS

Exhibit
Number

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney is contained on the signature page.

99.1	MediaMind Technologies Inc. 2007 Stock Option and Incentive Plan.